Exhibit 99.3
Media Hotline: 1-888-326-6694
Resource Center: 1-800-732-6643

Contact:	Chuck Greener	Janis Smith
	202-752-2616	202-752-6673

Number:	3994

Date:	May 2, 2007
FANNIE MAE ANNOUNCES CFO TRANSITION
Former AOL CFO Stephen M. Swad to Succeed Robert T. Blakely as CFO
WASHINGTON, DC — Fannie Mae (FNM/NYSE) today announced that, with the completion of the restatement of its 2002-2004 financial results, the filing of its 2005 results and progress toward filing its 2006 results this year, the Board of Directors has approved the selection of Stephen M. Swad to succeed Robert T. Blakely as Chief Financial Officer later this year. Mr. Blakely will continue serving as an Executive Vice President to the company through the end of 2007. Blakely will focus on completing Fannie Mae’s last remaining historical filing — the 2006 10-K. Swad will drive the company’s return to timely filing of its financial statements.
“Bob Blakely came to Fannie Mae with a daunting job — to serve as chief financial officer at a critical moment for our company, to lead our new financial organization, and to oversee a large, complex financial restatement. He did it all with great skill and confidence,” said Daniel H. Mudd, President and Chief Executive Officer. “My hat is off to Bob, who has now orchestrated not one, but two significant restatement projects — and I now wish him as much peace and quiet as he can bear!”
“It has been challenging and rewarding to be given this opportunity at Fannie Mae by helping to complete the restatement and to work toward timely filings,” Blakely said. “This has been a dream job for me, someone who likes large, complex tasks and helping people take on great challenges, particularly at organizations with a distinct public mission like Fannie Mae. The company has accomplished a great deal over the past several years, and as it moves forward on stronger financial footing, Fannie Mae’s future will be well served by Steve Swad as its next chief financial officer.”
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CFO Transition
Page Two
Swad comes to Fannie Mae having served as executive vice president and chief financial officer for AOL. He also was executive vice president of finance and administration at Turner Entertainment Group, and vice president, financial planning and analysis, at Time Warner. Swad, a Certified Public Accountant and former partner of KPMG LLP, also served as Deputy Chief Accountant at the U.S. Securities and Exchange Commission (SEC). In addition, Swad was one of the founding members of the Financial Accounting Standards Board’s Derivatives Implementation Group and assisted in developing the SEC rules on disclosures about financial instruments and derivatives.
“Steve Swad’s strong financial background and breadth of experience will be a terrific asset for the company as we continue to build on the progress we’ve made in recent years,” Mudd said. “We’re excited he has joined the company and look forward to his leadership of our financial reporting and management team.”
“Steve is highly skilled in finance with in-depth knowledge of a number of Fannie Mae’s most critical accounting policies,” said Dennis R. Beresford, former chairman of the Financial Accounting Standards Board (FASB) who now chairs Fannie Mae’s audit committee of the board of directors. “He has demonstrated leadership in multiple facets of finance, including his invaluable work at the U.S. Securities and Exchange Commission while I was chairman of the FASB.”
“I congratulate Bob Blakely and his team for their work on rebuilding Fannie Mae’s financial statements, organization and systems,” Swad said. “I look forward to working with Bob during this transition and helping to lead the company toward becoming a current financial filer. Fannie Mae plays a critical role in the housing finance system, and I am thrilled to be joining the management team.”
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